Exhibit 4.2

COMBINED

PLACEMENT ACCEPTANCE & CONFIRMATION OF REGISTRATION ADVICE

This form must be completed, signed and dated, and should be returned as soon as possible, either by facsimile (Fax No: +61 2 9476 0388) or to a placement agent to the Placement:

To:	Novogen Limited
16-20 Edgeworth David Avenue
Hornsby, NSW 2077, Australia

Attn:	Graham Kelly

Dear Sirs,

PART ONE

1.	Placement of up to million shares in Novogen Limited at AUD$0.30 each together with options to purchase up to million shares (“the Placement Securities”).

We refer to the Placement Confirmation Letter from Novogen Limited (“the Company”) dated April 20, 2015 (“the Placement Letter”) regarding the placement by the Company of up to      million ordinary shares and options to purchase up to      million shares pursuant to the exercise of those options. We are pleased to confirm our irrevocable agreement to subscribe for the following on the terms and conditions set out in the Placement Letter:

Placement Securities	No.	Total Amount
Ordinary shares (at AUD$0.30 per share)	11,000,000	AUD$	3,300,000

1 Option (to acquire one share) for every 1 ordinary share placed, each having an exercise price of AUD$0.30 per option and an expiry date of 6 months following the earlier of (i) the date of effectiveness of the Registration Statement or (ii) the date of approval on which the ordinary shares underlying the options are eligible for resale under Rule 144,	11,000,000		Nil (attaching)

1 Option (to acquire one share) for every 2 ordinary shares placed, each having an exercise price of AUD$0.40 per option and an expiry date of five (5) years from the date of issue	5,500,000		Nil (attaching)

2.	Acknowledgement

The undersigned hereby confirms (for the benefit of the Company, its directors, officers, employees, advisors and affiliates) the various representations, warranties and agreements contained in the Placement Letter, including those set forth in paragraph 9 of the Placement Letter.

Investor Details

Investor:	Anson Investments Master Fund LP
(full name and ABN)	(Print)

Settlement Contact Name:	Anton Strgacic
(Print)

Telephone:	416-447-8874	Facsimile:	416-352-1880
(include country and area codes)

Authorised Signatory

Signature:		Date:	April 20 / 2015

Name:	Moez Kassam	Title:	Director, M5V Advisors Inc

PLACEMENT ACCEPTANCE & CONFIRMATION OF REGISTRATION ADVICE

(page two)

PART TWO

1.	Registration Details

Subject to terms and conditions of the Placement Confirmation Letter, the Investor named in Part One of this Placement Acceptance Advice directs the Company to register the Allocated Placement Securities as follows:

(Please complete the following information for settlement using more copies of this form for separate fund & payments).

Australian agent details

Agent Name:		Citigroup Pty Limited

Agent Bic Code:		CITI AU 3X

Agent Chess account:		CHESS 20018

Account name of beneficiary:		NFS LLC EBOC

Account Number of Beneficiary:		2099100098

Bic code of Beneficiary:

Client contact for Payments	Phone
(include country & area codes)

Fax

Client contact for Shares Settlement	Phone
(include country & area codes)

Fax

Settlement Contact Details (please provide details of your settlement person’s name and contact numbers):

Contact Name:	Roch Bialski
(Print)

Email:	Roch.Bialski@FMR.com
(Print)

Telephone:	617-392-1703	Facsimile:	877-236-8107
(include country & area codes)

All settlement enquiries are to be directed to [Graham Kelly] at email [Graham.Kelly@novogen.com] or telephone +61 2 [9476 0344].

…/2

PLACEMENT ACCEPTANCE & CONFIRMATION OF REGISTRATION ADVICE

(page three)

2.	Declaration

We confirm our agreement to accept the allocation of Shares and Options set out above, confirm the allocation and registration details and understand our settlement obligations.

Signature:

Name:	Moez Kassam
(Print)

Title:	Director, M5V Advisors Inc	Date:	April 20 / 2015

Form          of